Exhibit 10.16

NimbleGen Systems Inc.

One Science Court

Madison, WI 53711

September 18, 2006

Mr. David S. Snyder

1097 Ash Street

Winnetka, Illinois 60093

Dear Mr. Snyder:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will confirm terms and conditions of your employment by NimbleGen Systems Inc. (the “Company”). They are as follows:

1. Term of Employment and Duties.

(a) Term. You are employed by the Company as its Chief Financial Officer. Your employment began on January 18, 2006 and shall continue until terminated pursuant to Section 7 below.

(b) Employment Duties.

(i) During the term of your employment, you agree to devote your best efforts and all of your business time, attention and skill to the business and affairs of the Company as required by its business needs. You will report directly to the Chief Executive Officer of the Company and you shall perform such duties as may be assigned to you from time to time by or under authority of the Board of Directors of the Company (the “Board of Directors”) and/or the Chief Executive Officer of the Company, consistent with the foregoing.

(ii) Notwithstanding what is provided above in subparagraph 1(b)(i), you shall be permitted to engage in charitable and civic activities and to serve as a director of, or provide occasional consulting services to, one or more other entities provided that such activities (individually and/or collectively) comport with your obligations set forth in this Agreement, do not interfere with the performance of your duties or responsibilities under this Agreement and are not for the benefit of any business that the Board of Directors determines in good faith is or is seeking to become a competitor of the Company. You shall give the Chairman of the Board of Directors reasonable prior notice of all such activities that you intend to engage in from time to time.

2. Compensation.

(a) Base Salary. During the term of your employment, the Company will pay you a salary at the rate of $16,666.67 per calendar month, payable according to the regular payroll practices of the Company.

(b) Incentive Bonus. During the term of your employment, in addition to the base salary as provided in subparagraph 2(a) above, annual bonuses may be paid to you from time to time based upon the attainment of individual and/or Company performance goals and objectives in the good faith discretion of the Chief Executive Officer, the Board of Directors or its Compensation Committee.

(c) Withholding and Other Taxes. The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.

(d) Equity. The Company has granted you an option to purchase 60,000 shares of the Company’s Common Stock and 150,000 shares of the Company’s Series E Preferred Stock on the terms set out in the Award Agreement between you and the Company executed and delivered contemporaneously with this Agreement.

3. Expenses and Benefits.

(a) Employee Expenses. The Company will pay or reimburse you for all reasonable automobile, travel, entertainment and like expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time.

(b) Relocation Expenses.

(i) The Company and you hereby acknowledge that you presently own a personal residence in Winnetka, Illinois (the “Illinois Home”) and that, in connection with your employment by the Company hereunder, you propose to move to Wisconsin and purchase a new residence in or in the area surrounding Dane County, Wisconsin (the “Wisconsin Home”).

(ii) During the period ending on your relocation to the Wisconsin Home, the Company shall pay or reimburse you, up to the aggregate amount of One Hundred Thousand Dollars ($100,000) (the “Commuting/Moving Expense Allowance”), for the following expenses that are incurred by you in commuting from the Illinois Home in connection with your employment with the Company: (i) reasonable rental costs for you to lease a studio apartment or comparable temporary housing in the Dane County area; and (ii) an allowance for gas and other expenses associated with the use of your vehicle at the rate of $.0445 per mile for weekend travel between the Illinois Home and such temporary housing (collectively, the “Commuting Expenses”). Such payments or reimbursements shall be made on the Company’s first regular payday in each calendar month within such period after the Company’s receipt of your statement therefor as contemplated by subparagraph 3(b)(iii).

(iii) In addition, the Company shall pay or reimburse you, up to an aggregate amount equal to the Commuting/Moving Expense Allowance reduced by the aggregate amount paid or reimbursed under subparagraph 3(b)(ii), regarding reimbursement of your commuting expenses, for the following expenses that are incurred by you in connection with your relocation to the Wisconsin Home if such relocation is completed by March 31, 2007: (i) your and your spouse’s travel (including meals and lodging) from the Illinois Home to Wisconsin and return for the principal purpose of searching for a new residence to be the Wisconsin Home, (ii) interest payments under any mortgage encumbering your Illinois Home pending its sale after your purchase of the Wisconsin Home based on the principal amount outstanding and the regularly scheduled amortization of principal and interest thereunder as of the date first written above, (iii) the reasonable costs of the sale of the Illinois Home such as realtor fees, and (iv) moving your household goods and personal effects from the Illinois Home to the Wisconsin Home. Such payment or reimbursement shall be made within ten (10) days after the Company’s receipt of your statement therefor as contemplated by subparagraph 3(b)(v).

(iv) If your relocation to Wisconsin is completed by March 31, 2007, and if the sum of the amounts paid or reimbursed under subparagraphs 3(b)(ii), regarding reimbursement of your commuting expenses, and 3(b)(iii), regarding reimbursement of your moving expenses, are less in the aggregate than the Commuting/Moving Expense Allowance, then the Company will pay you the amount of such shortfall at the time it makes the payment under subparagraph 3(b)(iii), regarding reimbursement of your moving expenses.

(v) Notwithstanding the above, as a condition to any payment or reimbursement pursuant to this subparagraph 3(b), you shall provide such documentation and proof of the expenses for which you may seek such payment or reimbursement as the Company may reasonably request. Furthermore, you will be responsible for any taxes on such payments or reimbursements, which will be subject to required withholding taxes.

(c) Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to other senior employees of the Company. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to vacations during the term of your employment in accordance with the Company’s policies as in effect from time to time for senior executives of the Company, but no less than three weeks of vacation in any twelve-month period. Copies of any plans or other documents describing these benefits will be provided to you upon request.

4. Restrictive Agreement. You acknowledge that you are bound by that certain Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated January 20, 2006 (the “Restrictive Agreement”).

5. Noncompetition and Nonsolicitation of Customers. You agree that:

(a) Noncompetition. During the term of your employment, and during the one-year period following the termination of your employment, for whatever reason, you will not, without the prior written consent of the Company, at any time perform any services substantially similar to the services that you performed for the Company in the one year period ending on the Resignation Date for any Competitor (including, without limitation, by advising or consulting with such Competitor about any of the management, operations, business, financial strategy or sales function matters regarding which you performed any such services for the Company) in furtherance of the Competitor’s, or in furtherance of the Competitor’s efforts to enter into the, business of developing or manufacturing gene expression or gene sequencing DNA microarrays, or developing gene expression or gene sequencing DNA microarray services, or offering for sale, selling or providing such microarrays or services, in each case, to be offered for sale, sold or provided, as the case may be, in the life science research market or the pharmaceutical market in any state or province, as the case may be, in which the Company then is offering for sale, selling or providing, as the case may be, or has within the one hundred eighty (180) day period ending on the Separation Date offered, sold or provided, as the case may be, any of its gene expression or gene sequencing DNA microarrays or microarray services in the life science research market or to any business engaged in research, development, manufacture and/or sale of pharmaceuticals (the “pharmaceutical market”). For purposes hereof, “Competitor” means an entity or any other person engaging in the business of developing or manufacturing gene expression or gene sequencing DNA microarrays, or developing gene expression or gene sequencing DNA microarray services, or offering for sale, selling or providing such microarrays or services, in each case, in the life science research market or the pharmaceutical market; provided, however, that if such business is conducted by such person through a division or other business subunit of such person, then “Competitor” shall mean only such division or business subunit.

(b) Nonsolicitation. During the term of your employment, you will not, without the prior written consent of the Company, directly or indirectly, divert or attempt to divert Customers’ business from the Company or its subsidiaries anywhere the Company or its subsidiaries does or is taking steps to do business. The term “Customer” shall mean any individual or entity for whom/which the Company or its subsidiaries has provided services or products or made a proposal to perform services or provide products. During the one-year period following the termination of your employment with the Company, for whatever reason, you will not, directly or indirectly, solicit business from any Restricted Customer in any manner which competes with products or services offered by the Company or any of its subsidiaries or, directly or indirectly, divert or attempt to divert any Restricted Customer’s business from the Company or its subsidiaries. For purposes hereof, a “Restricted Customer” is any individual or entity who/which meets both of the following conditions: (i) for whom or for which the Company or its subsidiaries provided products or services during the 24 months preceding the termination of your employment and (ii) with whom and with which you had direct contact on behalf of the Company or its subsidiaries during the term of your employment and during the 24 months preceding the termination of your employment.

6. Employee Acknowledgements and Disclosures.

(a) Injunctive Relief. You recognize that irreparable and incalculable injury will result to the Company and its businesses and properties, including those conducted or held through any of its subsidiaries, in the event of your breach of any of the restrictions imposed by Paragraph 5 above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom/which you may be acting or who/which is acting for you or in concert with you.

(b) Reasonableness of Restrictions. You acknowledge and represent that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and its subsidiaries. You further acknowledge that the restrictions imposed will not prevent you from earning a living in the event of, and after, the term of your employment for whatever reason.

7. Employment at Will; Termination.

(a) At Will Relationship. Your employment by the Company is at will and may be terminated at any time, upon thirty (30) days’ prior written notice, by you or by the Company for any reason or no reason. Nothing contained in this Agreement or the Award Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time.

(b) Notice of Termination. Any termination of your employment by the Company and/or its subsidiaries, or termination by you for Good Reason will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” means a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this Agreement applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

8. Compensation and Benefits upon Termination.

(a) Payments and Benefits. Upon your termination of employment, the Company will pay to you (i) your salary through your Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the Date of Termination, and (iii) such other benefits in which you are vested or are otherwise entitled through the Date of Termination. In addition, if prior to the three (3) year anniversary of this Agreement first written above your employment with the Company is terminated (i) by the Company other than in the event of Cause or (ii) by you in the event of Good Reason, then you shall become entitled to receive an amount equal to the amount of your then current annual base salary plus the amount of your target bonus for the calendar year which includes the Date of

Termination or, if one has not been set for such year, the immediately prior calendar year. Such amount shall be paid to you in a lump sum not later than thirty (30) days after the Date of Termination. However, if the payment of such amount at such time would subject you to a penalty under Section 409A of the Internal Revenue Code because you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payment will be delayed until the earliest date permissible following the Date of Termination. Except as expressly provided above in this Paragraph 8, the Award Agreement, or by law, the Company will have no further obligations to you following your termination of employment.

(b) Release of Claims. Notwithstanding the foregoing, you will have no right to receive the amount described in the second sentence of Paragraph 8(a), above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release in a form reasonably acceptable to the Company that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its subsidiaries and its and their past and current directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Company or its subsidiaries, including without limitation claims arising under the Age Discrimination and Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, but excluding any claims covered any applicable worker’s compensation act. Furthermore, your right to receive such amount is conditioned upon your performance of the obligations stated in Paragraph 5, above, regarding noncompetition and nonsolitication of customers, and the obligations stated in the Restrictive Agreement. In the event of any material breach of any such obligations after payment of such amount, you will become obligated to return such amount to the Company.

9. Certain Definitions. The following terms as used herein shall have the following respective meanings:

(a) “Date of Termination” means the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Company and/or its subsidiaries.

(b) “Cause” means any of the following:

(i) your repeated failure to perform your employment duties and/or assigned work in a competent, diligent and satisfactory manner as determined by the Board of Directors in its reasonable judgment, including, without limitation, any act of insubordination or dereliction of duty in the course of your employment with the Company and/or any of its subsidiaries by you;

(ii) your commission of any material act of dishonesty or disloyalty involving the Company or any of its subsidiaries, including, without limitation, your commission of an act of fraud, embezzlement or theft or your breach of trust in connection with your duties or in the course of your employment with the Company and/or any of its subsidiaries;

(iii) your chronic absence from work other than by reason of a serious health condition;

(iv) your commission of a crime which, in the reasonable judgment of the Board of Directors, is substantially related to the circumstances of your position with the Company or any of its subsidiaries or which has a material adverse effect on the business of the Company or any of its subsidiaries; or

(v) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any of its subsidiaries.

For purposes of this Agreement, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(c) “Good Reason” means, without your consent, the occurrence of any one or more of the following during your employment with the Company: (i) any reduction by the Company of your duties or responsibilities which reduction is material based on your overall duties and responsibilities (ignoring incidental duties and responsibilities) prior to and after such reduction which remains uncured, if cure thereof is necessary, ten (10) business days after you have given written notice to the Company which specifies such reduction and your objection thereto; (ii) any job requirement imposed by the Company that you change your principal office to a location more than seventy five (75) miles from Dane County, Wisconsin; or (iii) any material breach of any obligation in this Agreement of the Company for the payment or provision of compensation or other benefits to you, which remains uncured ten (10) business days after you have given written notice to the Company which specifies the breach.

10. Miscellaneous.

(a) Binding Effect. This Agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

(b) Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.

(c) Integration. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services other than the Restrictive Agreement, which shall not be superseded hereby, and all such prior agreements are null and void.

(d) Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:

if to the Company:

NimbleGen Systems Inc.

One Science Court

Madison, WI 53711

Attn: President or Chairman of the Board

with a copy to:

Kenneth C. Hunt, Esq.

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

and if to you:

David S. Snyder

1097 Ash Street

Winnetka, IL 60093

(e) Amendment. The Agreement may be amended or modified only upon the written consent of the Company and you.

(f) No Conflicting Obligations or Third Party Consents. You hereby represent and warrant to the Company that (i) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any contractual, statutory or other obligation; and (ii) you are not required to obtain the consent of any firm, corporation or other entity or person in order to enter into this Agreement or to perform any of your obligations or duties hereunder.

(g) In the event that you commence litigation against the Company to collect any payment from the Company to you hereunder and you are the prevailing party in such litigation, you shall be entitled to receive reimbursement from the Company of your costs and expenses, including reasonable attorneys’ fees, in such litigation.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

NIMBLEGEN SYSTEMS INC.

/s/ Thomas M. Palay
Thomas M. Palay
Vice Chairman of the Board of Directors and Vice President

I confirm my agreement with

the terms and conditions of this letter.

/s/ David S. Snyder
Date: